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                                                                 EXHIBIT 10.5.11

                       AMENDMENT TO EMPLOYMENT AGREEMENT
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    The Employment Agreement ("Agreement") dated and executed as of April 1,
1995 by and between MDT CORPORATION ("Employer") and WILLIAM T. HILVERT is hereby amended and restated, in part, as follows:

     WHEREAS, the Employment Agreement provides for the Employee's participation in the Management Incentive Compensation Plan ("MICP") subject to the terms of the MICP.

     WHEREAS, Employer has terminated the MICP effective at the close of Fiscal Year 1996;

     WHEREAS, Employer expects to adopt a new discretionary bonus program;

     WHEREAS, Employee would like to be eligible to participate in the new discretionary bonus program;

     WHEREAS, Employer and Employee hereby agree to amend and restate the Employment Agreement to reflect the elimination of the MICP.

     NOW THEREFORE, Employer and Employee hereby agree as follows:

     1.   Subparagraph 4(b) of the Agreement is hereby deleted in its entirety.

     2. Subparagraphs 4(c), 4(d) and 4(e) of the Agreement shall be renumbered as subparagraphs 4(b), 4(c) and 4(d), respectively.

     3. Subparagraphs 10(c) of the Agreement is hereby amended and restated as follows:


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         (c) Upon the expiration or earlier termination of this Agreement by
Employee or by Employer pursuant to Subparagraph (a) of this Paragraph (10), other than in connection with a "change in control," as such term is defined in Paragraph 1 of this Agreement, Employer's sole obligation shall be to pay Employee or his estate any compensation remaining unpaid through the effective date of termination. In the case of the death of Employee, however, Employer's obligation shall be to pay Employee's designated beneficiary or estate the Employee's salary in effect at the time of his death, in semi-monthly installments, and to provide Employee's designated beneficiary healthcare benefits on the same basis as an active employee for 180 days and to pay to his designated beneficiary or estate the life insurance, retirement and supplementary retirement benefits to which they are entitled within 180 days. Upon the termination of this Agreement by Employer without cause, other than in connection with a "change in control," as such term is defined in Paragraph 1 of this Agreement, and as the sole and exclusive remedy against Employer for the exercise of its right under this Agreement to terminate the Agreement without cause, Employer's sole obligation shall be to pay Employee the salary in effect at that time of his termination, in semi-monthly installments and to provide healthcare and life insurance benefits and to continue his participation in the Retirement Plan, as amended or as merged into Employer's 401(k) Plan (provided that if contributions cannot be made under applicable law, cash payments equal to such contributions shall be made to Employee), and the Supplemental Executive Retirement Plan, as amended, on the same basis as an active employee for the remaining term of this Agreement, without any further extensions of such term; provided, however, that the amount of salary shall be reduced by the salary employee earns from reasonably comparable employment with another employer; and provided further that employer's obligation to continue healthcare and life insurance benefits shall end when Employee is covered under reasonably comparable benefit plans provided by another employer. Upon the termination of this Agreement by Employer without cause in connection with a "change in control," as
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such term is defined in Paragraph 1 of this Agreement, and as the sole and exclusive remedy against Employer for the exercise of its right under this Agreement to terminate this Agreement without cause, Employer's sole obligation shall be to pay Employee a lump sum, undiscounted cash payment equal to the compensation payable through the remaining term of this Agreement, as such term was reinstated under Paragraph 1 and to provide healthcare and life insurance benefits and to continue his participation in the Retirement Plan, as amended, or as merged into Employer's 401(k) Plan (provided that if contributions cannot be made under applicable law, cash payments equal to such contributions shall be made to employee), and the Supplemental Executive Retirement Plan, as amended, on the same basis as an active employee for the remaining term of this Agreement, as such term was reinstated under Paragraph 1, without any further extensions of such term; provided, however, that Employer's obligation to continue healthcare and life insurance benefits shall end when Employee is covered under reasonably comparable benefit plans provided by another employer. The resignation of Employee in response to a demand by Employer for the relocation of Employee outside of the United States shall be deemed a termination by Employer without cause for purposes of this Agreement.

          Notwithstanding the foregoing, Employee shall be entitled to refuse all or any portion of any payment or other benefit (as selected by Employee in his sole discretion) under this Agreement if he or she determines that receipt of such payment may result in adverse tax consequences to him or her. The Employer shall be totally and permanently relieved of any obligation to pay any amount which Employee explicitly so refuses in writing.

     4. The Agreement, as amended and restated herein, shall remain in full force and effect.
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IN WITNESS WHEREOF, Employer and Employee have executed this Amendment to
Employment Agreement as of this 10th day of May, 1996.
                                ----        ---

"EMPLOYER"                             "EMPLOYEE"


/s/ J. Miles Branagan                  /s/ William T. Hilvert
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